EXHIBIT 99.1

Federated National Holding Company Reports Fourth Quarter and Full Year 2016 Results

SUNRISE, Fla., March 09, 2017 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the three months and year ended December 31, 2016.

Q4 2016 highlights (as measured against the same three-month period last year, except where noted):

  9.5% increase in gross written premiums to $137.1 million
  9.8% increase in Florida homeowners’ policies to approximately 279,000
  39.3% increase in total revenue to $88.6 million
  $47.6 million increase in gross written premium of our personal automobile line of business to $69.5 million in 2016, compared to $21.9 million in 2015
  $47.0 million of gross claims, from Hurricane Matthew, which impacted Florida and South Carolina, a decrease from the initial estimate of $77.5 million
  $21.4 million of claims, net of reinsurance, from Hurricane Matthew
  $30.6 million increase in our total loss reserves during the quarter, which increases our total loss reserves at December 31, 2016 to $158.1 million
  Net loss of $12.1 million or $0.89 per share
  Book value per share, excluding noncontrolling interest, of $16.26

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “The quarter’s results were impacted by $21.4 million in losses, net of our reinsurance programs, related to Hurricane Matthew, which impacted Florida and South Carolina in the month of October.  The $21.4 million impact is made up of an $18.45 million retention from the excess-of-loss property catastrophe reinsurance, $2.3 million related to the reversal of the profit sharing balance on the 10% Florida-only property quota share, which was previously recognized as income, since the inception of the reinsurance treaty, $0.4 million in losses from Monarch National Insurance Company and $0.25 million from 10% of the gross losses from South Carolina’s $2.3 million gross loss, which were not covered by excess-of-loss nor the 10% Florida-only property quota share agreement.

"The year was challenging for the Company based on a significant increase in losses from multiple weather events and separately from the inflated costs of handling homeowners’ claims in Florida, primarily as a result of the growth of assignment of benefits, or “AOB”.  Federated National Insurance Company had an average statewide rate increase of 5.6% that has been in effect since August 1, 2016 and has recently filed and requested another rate increase of 6.5% to be effective August 1, 2017, which should gradually offset the increased costs associated with AOB claims.

"Our fourth quarter results reflect continued revenue growth as well as strong organic growth in both written premiums and policy counts in our homeowners' Florida and non-Florida business segments.  We have expanded our Non-Florida homeowners program with the recent addition of Texas, where we wrote our first policy in February 2017.  Our written premium growth is the result of continued high retention rates driven by our commitment to servicing our policyholders.  Our partner agents placed $30.5 million in new Florida homeowners' premium, $3.1 million in new Non-Florida homeowners' premium which with our other lines of business, and our renewed business during the quarter, totaled $137.1 million in total gross premiums written.”

Three Months Ended December 31, 2016 Financial Review

  Gross written premiums increased $11.9 million, or 9.5%, to $137.1 million for the three months ended December 31, 2016, compared with $125.2 million for the same three-month period last year. The increase predominantly reflects market share growth in our homeowners’ and personal automobile lines of business. Homeowners’ gross written premiums increased $9.3 million, or 8.5%, to $118.9 million for the three months ended December 31, 2016, compared with $109.6 million for the same three-month period last year. Gross written premiums for our personal automobile line of business increased by $2.2 million to $13.3 million in the fourth quarter of 2016 compared to $11.1 million in the prior year period.

  Ceded premiums earned increased by $9.0 million, or 13.3%, to $76.9 million for the three months ended December 31, 2016, compared with $67.9 million in the same three-month period last year. This increase is driven by the additional excess-of-loss reinsurance costs purchased for the 2016 – 2017 reinsurance program, and the additional ceded premiums related to premium growth in our personal automobile line of business from this current period compared to the same-period last year offset by the unwinding of a 30% property quota share agreement on July 1, 2016.

  Total revenues increased $25.0 million, or 39.3%, to $88.6 million for the three months ended December 31, 2016, compared with $63.6 million for the same three-month period last year.

  Losses and loss adjustment expenses (LAE) increased $38.3 million, or 132.8%, to $67.2 million for the three months ended December 31, 2016, compared with $28.8 million for the same three-month period last year. The increase in losses and LAE is driven by $21.4 million incurred in net catastrophe losses resulting from Hurricane Matthew, which impacted Florida and South Carolina.  The $21.4 million impact is made up of an $18.45 million retention from the excess-of-loss property catastrophe reinsurance, $2.3 million related to the reversal of the profit sharing balance on the 10% Florida only property quota share agreement, which was previously recognized as income, since the inception of the reinsurance treaty, $0.4 million in losses from Monarch National Insurance Company and $0.25 million from 10% of the gross losses from South Carolina’s $2.3 million gross loss, which was not covered by the 10% Florida-only property quota share agreement.

  Additionally, $10.0 million of the increase in losses and LAE related to premium growth in our homeowners' and personal automobile lines of business and $5.0 million related to increasing our Florida homeowners’ attritional loss ratio since the fourth quarter of 2015 as a result of the continued impact of AOB and other related adjusting expenses.

  Commissions and other underwriting expenses increased $16.4 million, or 97.0%, to $33.4 million for the three months ended December 31, 2016, compared with $16.9 million for the same three-month period last year.  Gross expense ratio, which excludes reinsurance activity, is 26.4% for the three months ended December 31, 2016 compared to 25.2% for the same period in the prior year.  The $16.4 million increase is related to the premium growth in our homeowners’ and personal automobile lines of business; with personal automobile and homeowners’ non-Florida lines of business carrying higher acquisition costs as a result of our different distribution models we employ to market our insurance products.  The acquisition costs for personal automobile lines of business recognized in this account are partially offset by ceded commission income and other fee income recognized in other income on the income statement.  Additionally, further impacting the expense is an increase of $8.0 million in the current period from unwinding the 30% quota share as we no longer cede the commissions from the related premiums.

  During the three months ended December 31, 2016 we had an income tax benefit of $3.9 million, which excludes $2.1 million of additional tax expense related to a prior year adjustment impacting deferred taxes.  Excluding this adjustment, the effective tax rate is 37.5% and is consistent with prior periods.

  For the three months ended December 31, 2016, the Company reported a net loss of $12.1 million, or $(0.89) per share on 13.6 million average undiluted shares outstanding, compared with net income of $9.3 million, or $0.67 per share on 13.8 million average undiluted shares outstanding in the same three-month period last year.

  In the fourth quarter of 2016, the Company repurchased the remaining availability of shares under its $10 million share buyback program that was announced in March 2016; this amounted to a total repurchase of 272,925 shares of common stock for $4.5 million at an average price of $17.89.

  In November 2016, our Board of Directors authorized an additional $10 million share buyback program to repurchase shares of common stock through March 1, 2017. Under this buyback program, the Company repurchased 124,546 shares for $2.3 million at an average price of $18.57, of which 75,502 shares were repurchased in 2017.

Year Ended December 31, 2016 Financial Review

  Gross written premiums increased $111.7 million, or 22.6%, to $605.5 million for the year ended December 31, 2016, compared with $493.8 million for the year ended December 31, 2015. The increase predominantly reflects market share growth in our homeowners’ and personal automobile lines of business. Homeowners’ gross written premiums increased $63.0 million, or 14.0%, to $512.7 million for the year ended December 31, 2016, compared with $449.8 million for the year ended December 31 2015. Gross written premiums for our personal automobile line of business increased by $47.6 million to $69.5 million in 2016, compared to $21.9 million in 2015.

  Total revenues increased $66.5 million, or 26.6%, to $316.4 million for the year ended December 31, 2016, as compared with $249.9 million for the year ended December 31, 2015.

  Losses and LAE increased $83.0 million, or 79.5%, to $187.3 million for the year ended December 31, 2016, compared with $104.4 million for the year ended December 31, 2015. The increase in losses and LAE is driven by $40.0 million due to increased written premiums in our homeowners' and personal automobile lines of business, $33.3 million incurred in catastrophe losses resulting from a series of tornados and severe weather events that impacted Florida and South Carolina (i.e., Hurricane Matthew, Hurricane Hermine, Tropical Storm Colin), and $16.0 million related to increasing our Florida homeowners’ attritional loss ratio throughout 2016. Additionally, losses and LAE were impacted by unfavorable development of $11.0 million on the 2015 accident year in our homeowners’ coverage in Florida as a result of the assignment of benefits by insureds and other related adjusting expenses. The factors listed above were offset by ceded losses pertaining to a property quota-share agreement.

  Income tax expense for the year ended December 31, 2016 was $2.7 million, which includes $2.1 million of additional tax expense related to a prior year adjustment impacting deferred taxes recorded during the fourth quarter of 2016.

  For the year ended December 31, 2016, the Company reported a net loss of $0.2 million, or $(0.01) per share on 13.8 million average undiluted shares outstanding, compared with net income of $40.9 million, or $2.98 per share on 13.7 million average undiluted shares outstanding for the year ended December 31, 2015.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Friday, March 10, 2017. The Company’s CEO, Michael H. Braun, and its Interim CFO, Erick A. Fernandez, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Fernandez invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(877) 303-6913

Conference ID: 69894171

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril, personal automobile, commercial general liability, federal flood, and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company. The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

	(in thousands, except per share data)
Revenue:
Gross premiums written	$137,106	$125,210	$605,485	$493,770
Gross premiums earned	152,366	121,647	565,422	432,234
Ceded premiums earned	(76,941)	(67,926)	(305,551)	(222,214)
Net premiums earned	75,425	53,721	259,872	210,020
Net investment income	2,665	2,072	9,063	7,226
Net realized investment gains	985	(127)	3,045	3,616
Other income:
Direct written policy fees	4,286	3,363	17,730	11,248
Commission income	2,451	3,514	17,229	7,811
Brokerage revenue	2,260	431	7,301	4,979
Quota-share profit sharing	-	-	-	3,077
Finance revenue	498	594	2,144	1,916
Total revenue	88,570	63,568	316,384	249,893
Costs and expenses:
Losses and loss adjustment expenses	67,158	28,844	187,341	104,353
Commissions and other underwriting
expenses	33,368	16,934	108,776	64,868
General and administrative expenses	3,975	3,251	17,186	15,223
Interest expense	89	94	348	256
Total costs and expenses	104,590	49,123	313,651	184,700

(Loss) income before income taxes	(16,020)	14,445	2,733	65,193
Income taxes	(3,911)	5,233	2,683	24,753
Net (loss) income	(12,109)	9,212	50	40,440
Net income (loss) attributable to
noncontrolling interest	7	(62)	246	(445)
Net (loss) income attributable to Federated
National Holding Company shareholders	$(12,116)	$9,274	$(196)	$40,885

Net (loss) income per share:
Basic	$(0.89)	$0.67	$(0.01)	$2.98
Diluted	$(0.89)	$0.66	$(0.01)	$2.92
Number of shares used to calculate
net income per share:
Basic	13,612	13,786	13,758	13,729
Diluted	13,612	14,055	13,758	13,997
Dividends declared per share of common stock	$0.08	$0.05	$0.27	$0.18

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Other Selected Data

	Year Ended
	December 31,
Balance Sheet	2016	2015

	(in thousands, except share data)
Total cash and investments	$484,275	$437,369
Total assets	$813,126	$638,185
Loss and loss adjustment expense reserves	$158,110	$97,340
Total liabilities	$575,271	$387,426
Total shareholders' equity	$237,855	$250,759
Common stock outstanding	13,473	13,799
FNHC shareholders' equity	$219,128	232,582
Book value per share excluding noncontrolling interest	$16.26	$16.85

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Gross written premium:	(in thousands)		(in thousands)
Homeowners	$118,889	$109,562	$512,737	$449,766
Automobile	13,272	11,077	69,479	21,912
Commercial General Liability	2,763	2,805	13,256	13,928
Federal Flood	2,181	1,767	10,012	8,164
Gross written premium	$137,105	$125,211	$605,484	$493,770

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Commissions and other underwriting expenses:	(in thousands)		(in thousands)
Homeowners Florida	$16,034	$11,893	$61,319	$41,033
All others	7,093	4,649	23,742	14,739
Ceded commissions	(2,907)	(10,512)	(27,705)	(32,828)
Total acquisition costs	20,220	6,030	57,356	22,944
Salaries and wages	5,936	4,376	22,387	17,934
Other underwriting expenses	7,212	6,528	29,033	23,990
Commissions and other underwriting expenses	$33,368	$16,934	$108,776	$64,868

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Loss Ratio	89.0%	53.7%	72.1%	49.7%
Net Expense Ratio	49.6%	37.7%	48.6%	38.3%
Combined Ratio	138.7%	91.4%	120.7%	87.9%
Gross Loss Ratio	78.4%	39.1%	55.4%	34.6%
Gross Expense Ratio	26.4%	25.2%	27.2%	26.1%

CONTACT:  Michael H. Braun, CEO (954) 308-1322
or Erick A. Fernandez, Interim CFO (954) 308-1341
Federated National Holding Company